Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259982

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 22, 2022)

Arqit Quantum Inc.

117,925,000 Ordinary Shares

6,266,667 Warrants to Purchase Ordinary Shares

14,891,640 Ordinary Shares Underlying Warrants

This prospectus supplement updates and amends certain information contained in the prospectus dated November 22, 2022 (the “Prospectus”) covering the offer and sale from time to time by the selling securityholders named in the Prospectus of up to 117,925,000 of our ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and warrants to purchase up to 6,266,667 Ordinary Shares. The Prospectus also relates to the issuance by us of up to 14,891,640 Ordinary Shares, that are issuable by us upon the exercise of the Public Warrants (as defined in the Prospectus), which were previously registered, and the Private Warrants (as defined in the Prospectus). You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2023

EXPLANATORY NOTE

This prospectus supplement updates and supplements the Prospectus to update the table of the Selling Securityholders (as defined in the Prospectus) to reflect certain sales and distributions that have been made as permitted under the section entitled “Plan of Distribution” included in the Prospectus.

Updated Table of Selling Securityholders

Where the name and information of a Selling Securityholder identified in the table below also appears in the table and the related footnotes in the Prospectus on pages 29, 30 and 31, the information set forth in the table below and the related footnotes regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 157,156,661 ordinary shares outstanding, including (i) 134,505,552 ordinary shares issued and outstanding as of May 15, 2023, (ii) 21,088,904 ordinary shares underlying our outstanding warrants, all of which are currently exercisable, and (iii) 1,562,205 shares underlying outstanding equity incentives that are exercisable or that will become exercisable within 60 days following the date of this prospectus supplement.

	Ordinary Shares					Warrants
			Number					Number
	Beneficially Owned		Registered	Beneficially Owned		Beneficially Owned		Registered	Beneficially Owned
	Prior to Offering		for Sale	After Offering		Prior to Offering		for Sale	After Offering
Name	Number	Percent	Hereby	Number	Percent	Number	Percent	Hereby	Number	Percent
Adam Hall(1)(20)	157,342	*	157,342	—	—	—	—	—	—	—
Andrew Yeomans(2)(20)	251,192	*	251,192	—	—	—	—	—	—	—
Adam M. Aron(3)	20,000	*	20,000	—	—	—	—	—	—	—
Carlo Calabria(4)	2,438,179	1.6%	2,433,837	—	—	—	—	—	—	—
Centricus Partners LP(5)	2,751,688	1.8%	2,751,688	—	—	—	—	—	—	—
D2BW Limited(6)	30,304,808	19.3%	30,304,808	—	—	—	—	—	—	—
David Bestwick(7)(20)	37,395,230	23.8%	6,582,934	—	—	—	—	—	—	—
David Williams(7)(20)	43,152,806	27.5%	12,334,997	—	—	—	—	—	—	—
Garth Ritchie(8)	151,834	*	148,105	—	—	—	—	—	—	—
Geoffrey Taylor(9)	500,690	*	500,690	—	—	—	—	—	—	—
Giulia Nobili(10)	149,990	*	149,990	—	—	—	—	—	—	—
Heritage Assets SCSP(11)	17,919,716	11.4%	11,653,049	—	—	6,266,667	48.1%	6,266,667	—	—
Jack Blockley(12)	494,711	*	494,711	—	—	—	—	—	—	—
Lee Boland(13)(20)	896,657	*	753,578	—	—	—	—	—	—	—
Nicholas Taylor(14)	18,770	*	16,440	—	—	—	—	—	—	—
Patricia Taylor(9)	20,000	*	20,000	—	—	—	—	—	—	—
Ropemaker Nominees Limited(15)	16,192,494	10.3%	16,192,494	—	—	—	—	—	—	—
Seraphim Space Investment Trust plc(16)	2,234,752	1.4%	2,234,752	—	—	—	—	—	—	—
The Evolution Technology Fund II SCSp(17)	9,931,461	6.3%	9,931,461	—	—	—	—	—	—	—
Trevor Barker(18)	3,790,279	2.4%	3,790,279	—	—	—	—	—	—	—
UK FF Nominees Limited(19)	4,151,665	2.6%	4,151,665	—	—	—	—	—	—	—
Williams and Bestwick Foundation(6)	1,000,000	*	1,000,000	—	—	—	—	—	—	—

*	Less than 1.0%.

(1)	The business address of Adam Hall is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(2)	The business address of Andrew Yeomans is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(3)	The business address of Adam M. Aron is c/o AMC Entertainment, 11500 Ash Street, Leawood, KS 66211, USA.

(4)	The business address of Carlo Calabria is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(5)	The business address for Centricus Partners LP is IFC 5, St Helier, Jersey JE1 1ST.

(6)	The address for each of D2BW Limited and the Williams and Bestwick Foundation is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom. David Williams and David Bestwick are the beneficial owners of D2BW Limited and the Williams and Bestwick Foundation, and have shared investment and voting power over the shares held by D2BW Limited and the Williams and Bestwick Foundation.

(7)	The business address for each of David Bestwick and David Williams is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom. Includes (i) 30,304,808 shares held by D2BW Limited and (ii) 1,000,000 shares held by the Williams and Bestwick Foundation, of which David Williams and David Bestwick are the beneficial owners and have shared investment and voting power over the shares held by D2BW Limited and the Williams and Bestwick Foundation.

(8)	The address of Garth Ritchie is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(9)	The business address for each of Geoffrey Taylor and Patricia Taylor is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(10)	The address of Giulia Nobili is L’Estoril, 31 Avenue Princesse Grace, 98000, Monaco.

(11)	The business address for Heritage Assets SCSP is c/o Heritage Services SAM Attn: Cristina Levis, 7 Rue Du Gabian, 98000, Monaco. Includes 11,653,049 shares currently held by Heritage Assets SCSP, and 6,266,667 ordinary shares underlying warrants that became exercisable on February 8, 2022.

(12)	The business address of Jack Blockley is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(13)	The business address of Lee Boland is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(14)	The business address of Nicholas Taylor is 3 The Forum, Stratus 2, Grenville Street, St Helier, Jersey, Channel Islands, JE2 4UF.

(15)	The address of Ropemaker Nominees Limited is 1st Floor Royal Chambers, St Julians Avenue, St Peters Port GY1 3JX, Guernsey.

(16)	The address of Seraphim Space Investment Trust plc is 5th Floor, 20 Fenchurch Street, London, EC3M 3BY, United Kingdom. Seraphim Space Manager LLP is the fund manager of Seraphim Space Investment Trust plc and its investment decisions are made by a unanimous vote of a committee comprised of three members. Therefore, no individual has sole or shared investment and voting power over the shares held by Seraphim Space Investment Trust plc.

(17)	The address of The Evolution Technology Fund II, SCSp is 15, Boulevard Friedrich Wilhelm Raiffeisen, L 2411. Luxembourg. Evolution Equity Partners II Sarl is the general partner of The Evolution Technology Fund II, SCSp. and has sole investment and voting power over the shares held by The Evolution Technology Fund II, SCSp.

(18)	The business address of Trevor Barker is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(19)	The address of UK FF Nominees Limited is 5 Churchill Place, 10th Floor, London, E14 5HU, United Kingdom. The Secretary of State for Business and Trade (formerly the Secretary of State for Business, Energy and Industrial Strategy) has sole investment and voting power over the shares held by UK FF Nominees Limited.

(20)	Selling Securityholder is a current or former employee or consultant of the Company’s primary operating subsidiary, Arqit Limited.